Exhibit 4.2

Share Certificate

of

Yirendai Ltd.

(the “Company”)

Incorporated in Cayman Islands

Authorized Capital: US$50,000 divided into 500,000,000 shares of a nominal or par value of US$0.0001 each

This is to certify that the undermentioned person is the registered holder of the shares specified hereunder in the Company, subject to the Articles of Association of the Company.

Name & Address of the Shareholder:

Certificate No.:	Class of Shares:	Ordinary	No. of Shares:	Consideration Paid:

Date of Issue:	Given under the common seal of the Company on the date stated herein.

Director / Officer